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                                                             EXHIBIT 10.33

                            FOURTH AMENDMENT TO THE
                                LEAR CORPORATION
                             1992 STOCK OPTION PLAN

     The Lear Corporation 1992 Stock Option Plan shall be amended effective as of August 4, 1997 by adding the following sentence to the end of Section 17(b) of the Plan and Section 9(b) of each Stock Option Agreement of an employee who has an obligations under that certain Third Amended and Restated Secured Promissory Note dated as of August 4, 1997:

            "Notwithstanding the foregoing, the option holder may grant to the Company a security interest in the option or in any portion thereof to secure the option holder's obligations under that certain Third Amended and Restated Secured Promissory Note dated as of August 4, 1997 (as the same may be amended or otherwise modified from time to time, the "Amended and Restated Note"). Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuation of an event of default under the Amended and Restated Note, the Company may, to the extent expressly authorized under the Amended and Restated Note, exercise all rights of the option holder with respect to the Option or any portion thereof, including the right to exercise the Option in accordance with its terms. In such event, the Company shall be subject to the same limitations and restrictions as apply to the option holder hereunder."